                                                                    Exhibit 99.1

Contacts:    For Media:       John Calagna
                              (212) 578-6252

             For Investors:   Tracey Dedrick
                              (212) 578-5140

                  METLIFE ANNOUNCES SECOND QUARTER 2004 RESULTS

              REPORTS NET INCOME OF $1.11 PER SHARE, A 41% INCREASE RAISES EARNINGS PER SHARE GUIDANCE FOR 2004

NEW YORK, July 28, 2004 - MetLife, Inc. (NYSE: MET) today reported second quarter 2004 net income of $842 million, or $1.11 per diluted share, compared with $580 million, or $0.79 per diluted share, for the second quarter of 2003.

SECOND QUARTER 2004 HIGHLIGHTS

-     Achieved record quarterly net income of $842 million

- Earned total premiums and fees of $6.1 billion, a 7% increase over the prior year period

-     Continued strong investment spreads

-     Achieved record Auto & Home quarterly net income of $68 million

Top-line revenue growth across all of MetLife's business segments, strong interest spreads, favorable claims experience and an improvement in investment-related gains and losses all contributed to the 45% increase in net income in the second quarter of 2004, compared with the prior year period.

"MetLife had an outstanding quarter as we continued to generate strong top-line growth among our core businesses," said Robert H. Benmosche, chairman and CEO of MetLife, Inc. "Our competitive products, diversified distribution and well-recognized brand continue to serve us well in both the retail and group marketplaces. In addition to increases in premiums and fees, we also benefited from strong investment spreads."

"We are increasingly confident in our ability to exceed our previously announced 2004 earnings target of $3.08 to $3.18 operating earnings per share. We now expect 2004 operating earnings per share to be in the range of $3.22 to $3.30," added Benmosche.

Net income for the second quarter of 2004 includes after-tax net investment-related gains of $174 million.

Second quarter 2003 net income includes after-tax net investment-related losses of $40 million; a $64 million after-tax ($0.09 per diluted share) benefit from a reduction of a previously established liability related to Metropolitan Life Insurance Company's race conscious underwriting settlement; after-tax benefit of $62 million ($0.08 per diluted share) from the merger of the company's Mexican operations and a reduction in policyholder liabilities resulting from a change in reserve methodology; and a $31 million after-tax ($0.05 per diluted share) charge related to previously deferred expenses.

MetLife analyzes its performance using non-GAAP measures called operating earnings and operating earnings per diluted share. Operating earnings is defined as GAAP net income, excluding certain after-tax net investment-related gains and losses, and the after-tax impact from the cumulative effect of a change in accounting. Scheduled settlement payments on derivative instruments not qualifying for hedge accounting treatment are included in operating earnings. Operating earnings per diluted share is calculated by dividing operating earnings as defined above by the number of weighted average diluted shares outstanding for the period indicated. MetLife believes these measures enhance the understanding and comparability of its performance by excluding the net effect of certain investment-related gains and losses, which can fluctuate significantly from period to period, and the after-tax impact of the cumulative effect of accounting changes, thereby highlighting the results from operations and the underlying profitability drivers of the business. Operating earnings and operating earnings per diluted share should not be viewed as substitutes for GAAP net income and GAAP net income per diluted share, respectively.

In this release, MetLife provides guidance on its future earnings per share on an operating, non-GAAP basis. A reconciliation of these measures to the most directly comparable GAAP measures is not accessible on a forward-looking basis because MetLife believes it is not possible to provide a reliable forecast of net investment gains and losses, which can fluctuate significantly from period to period and may have a significant impact on GAAP net income.

Operating earnings for the second quarter of 2004 were $668 million, or $0.88 per diluted share, compared with $620 million, or $0.84 per diluted share, for the prior year period.

A reconciliation of net income and net income per diluted share to operating earnings and operating earnings per diluted share follows:

                                                    For the three months ended June 30,
                                                    -----------------------------------
                                                        2004                  2003
                                                        ----                  ----
                                                (Dollars in millions, except per share data)
Net income                                         $ 842     $ 1.11     $ 580     $ 0.79
Net investment-related (gains) losses, net of
  income taxes(1)                                   (174)     (0.23)       40       0.05
                                                   -----     ------     -----     ------
Operating earnings                                 $ 668     $ 0.88     $ 620     $ 0.84
                                                   =====     ======     =====     ======

(1) Net investment-related (gains) losses, net of income taxes, include gains on sales of real estate and real estate joint ventures related to discontinued operations of $85 million and $0 million, respectively, for the three months ended June 30, 2004 and 2003. In addition, net investment-related (gains) losses, net of income taxes, exclude gains of $14 million and $8 million for the three months ended June 30, 2004 and 2003, respectively, from scheduled settlement payments on derivative instruments not qualifying for hedge accounting.

SIX MONTH HIGHLIGHTS

- Increased individual annuity deposits by 14% to $6.3 billion from the prior year period

- Increased total premiums and fees to $12.1 billion, up 9% from the prior year period

-     Continued strong investment spreads

- Grew equity book value, excluding other comprehensive income, nearly 13% to $19.5 billion from the prior year period

SIX MONTH RESULTS

Net income for the first six months of 2004 is $1.37 billion, or $1.80 per diluted share, compared with $942 million, or $1.29 per diluted share, for the first six months of 2003. Net income for the first six months of 2004 includes after-tax net investment gains of $259 million and an approximate $158 million after-tax charge for the cumulative effect of a change in accounting resulting from the required application of a new accounting standard (AICPA Statement of Position 03-1). Net income for the first six months of 2003 includes after-tax net investment losses of $124 million.

Operating earnings for the first six months of 2004 are $1.26 billion, or $1.66 per diluted share, compared with $1.07 billion, or $1.49 per diluted share, for the comparable prior year period.

Net income and operating earnings for the first six months of 2003 also benefited from the aforementioned items from the second quarter of 2003 (see paragraph six).

A reconciliation of net income and net income per diluted share to operating earnings and operating earnings per diluted share follows:

                                                       For the six months ended June 30,
                                                       ---------------------------------
                                                         2004                  2003
                                                         ----                  ----
                                                  (Dollars in millions, except per share data)
Net income                                         $ 1,365    $ 1.80    $   942      $  1.29
Net investment-related (gains) losses, net of
 income taxes(1)                                      (259)    (0.34)       124         0.17
Impact of conversion of securities                      --        --         --         0.03
Cumulative effect of a change in accounting(2)         158      0.20         --           --
                                                   -------    ------    -------      -------
Operating earnings                                 $ 1,264    $ 1.66    $ 1,066      $  1.49
                                                   =======    ======    =======      =======

(1) Net investment-related (gains) losses, net of income taxes, include gains on sales of real estate and real estate joint ventures related to discontinued operations of $98 million and $57 million, respectively, for the six months ended June 30, 2004 and 2003. In addition, net investment-related (gains) losses, net of income taxes, exclude gains of $23 million and $13 million for the six months ended June 30, 2004 and 2003, respectively, from scheduled settlement payments on derivative instruments not qualifying for hedge accounting.

(2) Cumulative effect of a change in accounting, net of income taxes, for the three months ended March 31, 2004 relates to the adoption of AICPA Statement of Position 03-1, Accounting and Reporting by Insurance Enterprises for Certain Non-Traditional Long-Duration Contracts and for Separate Accounts.

SECOND QUARTER SEGMENT OVERVIEW

Reconciliations of segment net income to operating earnings are provided in the tables that accompany this release.

INSTITUTIONAL BUSINESS EARNINGS UP 22%

Institutional Business operating earnings for the second quarter of 2004 were $317 million, compared with $260 million in the prior year period. Strong interest spreads in Retirement and Savings, which are primarily attributable to asset growth, contributed to the increase, while underwriting results in Group Life remained favorable. This was partially offset by a decrease in non-medical health operating earnings, due primarily to a decline in underwriting margins in the dental and individual disability businesses. In addition, the current period also benefited from a $31 million after-tax reduction to a previously established premium tax liability.

During the quarter, Group Life premiums, fees and other revenues grew 8% over the prior year period primarily due to strong sales and persistency and, in part, to the late 2003 acquisition of John Hancock's group life insurance business. Retirement and Savings net investment income grew 10% due to an increase in the asset base as well as higher investment spreads. Non-medical health insurance premiums, fees and other revenues increased 12% during the quarter due to continued growth in both the Small Business Center and the Long-Term Care business.

INDIVIDUAL BUSINESS EARNINGS UP 39%

Individual Business operating earnings were $210 million in the second quarter of 2004, compared with $151 million in the prior year period. Results in Individual Business were driven by higher earnings in the annuity product line due to growth in separate account and strong interest spreads. Traditional Life results benefited from favorable mortality while Variable Life/Universal Life results reflected adverse mortality experience. Fees for the investment-type products within the Annuity business increased by 64%, compared with the year ago period. In addition, first year premiums and deposits for the Variable and Universal Life business were up 36% from the prior year period, largely driven by high initial premium Universal Life sales.

AUTO & HOME EARNINGS UP 69%

Auto & Home operating earnings were $71 million in the second quarter of 2004, compared with $42 million in the prior year period. Results benefited from an improved combined ratio (93.1%), driven by continued reductions in auto and homeowners non-catastrophe frequencies, lower auto severities and higher average earned premiums.

INTERNATIONAL

International operating earnings were $41 million in the second quarter of 2004, compared with $102 million in the prior year period. Operating earnings for the second quarter of 2003 includes $62 million of after-tax benefits related to the merger of the company's Mexican operations and a reduction in policyholder liabilities related to a change in reserve methodology.

ASSET MANAGEMENT

Asset Management operating earnings were $16 million in the second quarter of 2004, compared with $5 million in the prior year period. The increase was due to higher performance fees earned on certain institutional products during the quarter.

INVESTMENTS

During the 2004 quarter, the company completed the sale of Sears Tower, which resulted in an after-tax gain of $85 million. Corporate joint venture income, bond prepayment fees and commercial mortgage prepayments were at higher than normal levels during the quarter and further improved the investment spreads across all segments.

CORPORATE EVENTS

For the quarter ended June 30, 2004, the company repurchased through its share repurchase program approximately 6.1 million shares of common stock at an aggregate cost of approximately $210 million. At June 30, 2004, the company had approximately $434 million remaining on its existing share repurchase authorization.

During the second quarter, MetLife made a $32 million after-tax contribution to MetLife Foundation, the company's non-profit organization. This item is recorded in Corporate & Other in other expenses.

MetLife is currently under audit by the Internal Revenue Service for the years 1997-1999. Management anticipates that it may resolve all issues related to the IRS's audit before filing its 10-Q for this quarter. If the audit is resolved in the timeframe anticipated, the effect of the audit will be reflected in a revision to the second quarter financial results disclosed in this release. MetLife believes that if the audit is concluded as expected, second quarter 2004 consolidated financial results will be favorably impacted. Any earnings adjustment will be reflected in the 10-Q.

MetLife will hold its second quarter 2004 earnings conference call and audio Webcast on Thursday, July 29, 2004, from 8:00 to 9:00 a.m. (ET). The conference call will be available live via telephone and the Internet. To listen over the telephone, dial (612) 326-1003 (domestic and international callers). To listen to the conference call over the Internet, visit www.metlife.com (through a link on the Investor Relations page). Those who want to listen to the call on the telephone or via the Internet should dial in or go to the Web site at least fifteen minutes prior to the call to register, and/or download and install any necessary audio software.

The conference call will be available for replay via telephone and the Internet beginning at 11:30 a.m. (ET) on Thursday, July 29, 2004, until Thursday, August 5, 2004, at 11:59 p.m. (ET). To listen to a replay of the conference call over the telephone, dial (320) 365-3844 (domestic and international callers). The access code for the replay is 736301. To access the replay of the conference call over the Internet, visit the above-mentioned Web site.

MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and institutional customers. The MetLife companies serve individuals in approximately 13 million households in the U.S. and provide benefits to 37 million employees and family members through their plan sponsors. Outside the U.S., the MetLife companies serve approximately 8 million customers through direct insurance operations in Argentina, Brazil, Chile, China, Hong Kong, India, Indonesia, Mexico, South Korea, Taiwan and Uruguay. For more information about MetLife, please visit the company's Web site at www.metlife.com.

                                      # # #

This release contains statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to trends in the company's operations and financial results and the business and the products of the company and its subsidiaries, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend" and other similar expressions. Forward-looking statements are made based upon management's current expectations and beliefs concerning future developments and their potential effects on the company. Such forward-looking statements are not guarantees of future performance.

Actual results may differ materially from those included in the forward-looking statements as a result of risks and uncertainties including, but not limited to the following: (i) changes in general economic conditions, including the performance of financial markets and interest rates; (ii) heightened competition, including with respect to pricing, entry of new competitors and the development of new products by new and existing competitors; (iii) unanticipated changes in industry trends; (iv) the company's primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends; (v) deterioration in the experience of the "closed block" established in connection with the reorganization of Metropolitan Life Insurance Company; (vi) catastrophe losses; (vii) adverse results or other consequences from litigation, arbitration or regulatory investigations; (viii) regulatory, accounting or tax changes that may affect the cost of, or demand for, the company's products or services; (ix) downgrades in the company's and its affiliates' claims paying ability, financial strength or credit ratings; (x) changes in rating agency policies or practices; (xi) discrepancies between actual claims experience and assumptions used in setting prices for the company's products and establishing the liabilities for the company's obligations for future policy benefits and claims; (xii) discrepancies between actual experience and assumptions used in establishing liabilities related to other contingencies or obligations; (xiii) the effects of business disruption or economic contraction due to terrorism or other hostilities; (xiv) the company's ability to identify and consummate on successful terms any future acquisitions, and to successfully integrate acquired businesses with minimal disruption; and
(xv) other risks and uncertainties described from time to time in the company's filings with the Securities and Exchange Commission, including its S-1 and S-3 registration statements. The company specifically disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

For a copy of MetLife's Quarterly Financial Supplement, please visit www.metlife.com.

                                  MetLife, Inc.
                        Consolidated Statements of Income
                                    Unaudited
                          (Dollar amounts in millions)

                                                                               Three months ended June 30, Six months ended June 30,
                                                                               --------------------------  ------------------------
                                                                                2004            2003          2004           2003
                                                                                ----            ----          ----           ----

Premiums                                                                       $ 5,331        $  5,083     $  10,698       $  9,915
Universal life and investment-type product policy fees                             728             603         1,404          1,175
Net investment income                                                            3,117           2,864         6,092          5,737
Other revenues                                                                     356             355           709            653
Net investment-related gains (losses) (net of amounts allocated from
    other accounts of ($111), $0, ($125) and ($38), respectively)                  158             (42)          288           (256)
                                                                               -------        --------     ---------       --------
           Total revenues                                                        9,690           8,863        19,191         17,224
                                                                               -------        --------     ---------       --------

Policyholder benefits and claims (excludes amounts
   directly related to net investment-related gains (losses) of
   ($117), $5, ($148) and ($23), respectively)                                   5,452           4,965        10,943          9,918
Interest credited to policyholder account balances                                 751             761         1,494          1,508
Policyholder dividends                                                             471             507           913          1,010
Other expenses (excludes amounts directly related to
   net investment-related gains (losses) of $6, ($5), $23 and ($15),
   respectively)                                                                 1,932           1,846         3,796          3,595
                                                                               -------        --------     ---------       --------
          Total expenses                                                         8,606           8,079        17,146         16,031
                                                                               -------        --------     ---------       --------

Income from continuing operations before provision for income taxes              1,084             784         2,045          1,193
Provision for income taxes                                                         337             212           640            327
                                                                               -------        --------     ---------       --------
Income from continuing operations                                                  747             572         1,405            866
Income from discontinued operations, net of income taxes                            95               8           118             76
                                                                               -------        --------     ---------       --------
Income before cumulative effect of change in accounting, net of income taxes       842             580         1,523            942
Cumulative effect of change in accounting, net of income taxes (4)                   -               -          (158)             -
                                                                               -------        --------     ---------       --------
Net income                                                                     $   842        $    580     $   1,365       $    942
                                                                               =======        ========     =========       ========


OPERATING EARNINGS RECONCILIATION


Net income                                                                          $   842   $    580   $   1,365    $    942
          Net investment-related gains (losses)                                         157        (54)        280        (224)
          Minority interest - net investment-related gains (losses)                      (8)        (2)        (16)          2
          Adjustments to net investment-related gains (losses) (1)                      111          -         125          38
          Net investment-related gains (losses) tax benefit (provision)                 (86)        16        (130)         60
                                                                                    -------   --------   ---------    --------
Net investment-related gains (losses), net of income taxes (2) (3)                      174        (40)        259        (124)
Cumulative effect of a change in accounting, net of income taxes (4)                      -          -         158          -
                                                                                    -------   --------   ---------    --------
Operating earnings                                                                  $   668   $    620   $   1,264    $  1,066
                                                                                    =======   ========   =========    ========

(1) Adjustments to net investment-related gains (losses) include amortization of deferred policy acquisition costs, changes in fair value of a reference pool of assets relating to participating contracts and adjustments to the policyholder dividend obligation resulting from investment-related gains (losses).

(2) Net investment-related gains (losses), net of income taxes, include gains on sales of real estate and real estate joint ventures related to discontinued operations, of $85 million and $98 million, respectively, for the three months and six months ended June 30, 2004 and $0 million and $57 million, respectively, for the three months and six months ended June 30, 2003.

(3) Net investment-related gains (losses), net of income taxes, exclude scheduled settlement payments on derivative instruments not qualifying for hedge accounting treatment, of $14 million and $23 million, respectively, for the three months and six months ended June 30, 2004 and $8 million and $13 million, respectively, for the three months and six months ended June 30, 2003.

(4) Cumulative effect of a change in accounting, net of income taxes, for the three months ended March 31, 2004 is in accordance with Statement of Position 03-1, Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts.

                                  MetLife, Inc.
                              Financial Highlights
                                    Unaudited
  (Dollar amounts in million, except per share data or unless otherwise noted)

                                                                                        At or for          At or for
                                                                                     the three months    the six months
                                                                                       ended June 30,     ended June 30,
                                                                                    ------------------   ---------------------
                                                                                     2004       2003      2004         2003
                                                                                     ----       ----      ----         ----

Other Financial Data:
  Net income                                                                        $   842   $    580   $   1,365    $    942
  Operating earnings                                                                $   668   $    620   $   1,264    $  1,066
  Total assets under management (billions)                                          $ 365.3   $  331.7   $   365.3    $  331.7

Individual Business Sales Data:
  Total first year life premiums and deposits                                       $   273   $    182   $     476    $    394
  Variable and Universal life first year premiums and deposits
      (including COLI/BOLI)                                                         $   226   $    133   $     384    $    292
  Total annuity deposits                                                            $ 2,882   $  2,993   $   6,318    $  5,544
  Mutual fund sales                                                                 $   864   $    858   $   1,919    $  1,649

Earnings per Share Calculation:
  Weighted average common shares outstanding - diluted                                758.0      731.3       759.1       715.9
  Operating earnings per share - diluted                                            $  0.88   $   0.84   $    1.66    $   1.49
  Net income per share - diluted                                                    $  1.11   $   0.79   $    1.80    $   1.29(1)

(1) Accounting standards require gains or losses resulting from the redemption of a subsidiary's redeemable preferred stock to be recorded in additional paid-in capital. However, such gains or losses are included in the calculation of net income per share. During the first quarter of 2003, net income per share includes a $21 million ($0.03 per diluted share) charge associated with the company's conversion of company-obligated mandatorily redeemable securities issued by MetLife Capital Trust I into long-term debt.

                                  MetLife, Inc.
                               Balance Sheet Data
                 June 30, 2004 (Unaudited) and December 31, 2003
                          (Dollar amounts in millions)

                                                                    At              At
                                                                 June 30,       December 31,
                                                                   2004            2003
                                                                -----------     -----------

Balance Sheet Data:
  General account assets                                        $   258,482     $   251,085
  Separate account assets                                            79,747          75,756
                                                                -----------     -----------
    Total assets                                                $   338,229     $   326,841
                                                                ===========     ===========

  Policyholder liabilities (including amounts of closed
     block)                                                     $   185,131     $   179,571
  Short-term debt                                                     3,218           3,642
  Long-term debt                                                      6,226           5,703
  Other liabilities                                                  42,696          41,020
  Separate account liabilities                                       79,747          75,756
                                                                -----------     -----------
    Total liabilities                                               317,018         305,692
                                                                -----------     -----------

  Common stock, at par value                                              8               8
  Capital in excess of par value                                     15,013          14,991
  Retained earnings                                                   5,558           4,193
  Treasury stock                                                     (1,085)           (835)
  Accumulated other comprehensive income                              1,717           2,792
                                                                -----------     -----------
    Total stockholders' equity                                       21,211          21,149
                                                                -----------     -----------
    Total liabilities and stockholders' equity                  $   338,229     $   326,841
                                                                ===========     ===========

                                  MetLife, Inc.
       Reconciliations of Net Income to Operating Earnings - Product Level
                                    Unaudited
                          (Dollar amounts in millions)

                                                                             Three months ended June 30,   Six months ended June 30,
                                                                             --------------------------    -------------------------
                                                                               2004              2003          2004          2003
                                                                               ----              ----          ----          ----
Institutional Operations
      Group Life
          Net income (loss)                                                    $  126            $  71        $   220       $  136
          Net investment-related gains (losses), net of income taxes               (4)              (8)            13          (21)
                                                                              -------            -----        -------       ------
          Operating earnings (loss)                                            $  130            $  79        $   207       $  157
                                                                              =======            =====        =======       ======
      Retirement & Savings
          Net income (loss)                                                    $  183            $ 122        $   353       $  179
          Net investment-related gains (losses), net of income taxes               48                2             80          (23)
          Cumulative effect of a change in accounting, net of income taxes          -                -            (40)           -
                                                                              -------            -----        -------       ------
          Operating earnings (loss)                                            $  135            $ 120        $   313       $  202
                                                                              =======            =====        =======       ======

      Non-Medical Health & Other
          Net income (loss)                                                    $   68            $  61            114          114
          Net investment-related gains (losses), net of income taxes               16                -             20           (6)
          Cumulative effect of a change in accounting, net of income taxes          -                -            (20)           -
                                                                              -------            -----        -------       ------
          Operating earnings (loss)                                            $   52            $  61        $   114       $  120
                                                                              =======            =====        =======       ======

Individual Operations
      Traditional Life
          Net income (loss)                                                    $   93            $  62            164          144
          Net investment-related gains (losses), net of income taxes               16              (13)            23           (7)
                                                                              -------            -----        -------      -------
          Operating earnings (loss)                                            $   77            $  75        $   141       $  151
                                                                              =======            =====        =======       ======

      Variable & Universal Life
          Net income (loss)                                                    $   22            $  13        $   (36)      $   31
          Net investment-related gains (losses), net of income taxes               (3)               7             (1)           2
          Cumulative effect of a change in accounting, net of income taxes          -                -            (81)           -
                                                                              -------            -----        -------       ------
          Operating earnings (loss)                                            $   25            $   6        $    46       $   29
                                                                              =======            =====        =======       ======

      Annuities
          Net income (loss)                                                    $  117            $  55        $   215       $   90
          Net investment-related gains (losses), net of income taxes               16               (1)            18          (16)
          Cumulative effect of a change in accounting, net of income taxes          -                -             11            -
                                                                               ------            -----        -------       ------
          Operating earnings (loss)                                            $  101            $  56        $   186       $  106
                                                                               ======            =====        =======       ======

      Other
          Net income (loss)                                                    $    7            $  14        $    12       $   20
          Net investment-related gains (losses), net of income taxes                -                -             (9)          (5)
                                                                               ------            -----        -------       ------
          Operating earnings (loss)                                            $    7            $  14        $    21       $   25
                                                                               ======            =====        =======       ======

Auto & Home
      Auto
          Net income (loss)                                                    $   58            $  21        $    80       $   15
          Net investment-related gains (losses), net of income taxes               (3)               -             (3)          (2)
                                                                               ------            -----        -------       ------
          Operating earnings (loss)                                            $   61            $  21        $    83       $   17
                                                                               ======            =====        =======       ======

      Homeowners
          Net income (loss)                                                    $   12            $  19        $    34       $   50
          Net investment-related gains (losses), net of income taxes                -               (1)             -           (2)
                                                                               ------            -----        -------       ------
          Operating earnings (loss)                                            $   12            $  20        $    34       $   52
                                                                               ======            =====        =======       ======

      Other
          Net income (loss)                                                    $   (2)           $   1        $     -       $    3
          Net investment-related gains (losses), net of income taxes                -                -              -            -
                                                                               ------            -----        -------       ------
          Operating earnings (loss)                                            $   (2)           $   1        $     -       $    3
                                                                               ======            =====        =======       ======